Exhibit 99.1

July 31, 2014

Mr. Mark Scott

MES Advisory Services LLC

1323 Boren Avenue, #604

Seattle, WA 98101

Re: Consulting CFO Letter

Dear Mr. Scott:

On behalf of GrowLife, Inc. (“Company”), it is my pleasure to offer you an engagement as Consulting Chief Financial Officer, effective as of July 1st through September 30th, 2014 and continuing thereafter until either party provides a 60 day notice to terminate the Letter or the Mr. Scott enters into a full-time employment agreement.  You will report to Marco Hegyi, President of the Company, and upon board approval, you will be offered a full-time employment agreement along the same terms.

1.         Compensation.

a.         Base Wage.  In this position, you will earn a base salary of $150,000 on an annualized basis.  Your compensation will be payable pursuant to the Company’s regular payroll schedule and policy.  Each subsequent year, the base wages will be reviewed for an increase.

b.         Incentive Compensation.  Upon employment you may be eligible to earn an annual incentive bonus equal to 2% percentage of the company’s EBITDA (earnings before interest, taxes, depreciation, and amortization) pro rated for the period that you are employed.

2.         Upon Employment, Employee Benefits.

a.         Paid Time Off.  You will be eligible to accrue up to 20 days of paid Personal Time Off “PTO” per calendar year, pro-rated for the remainder of this calendar year.  PTO may be used for vacation, sick or other personal needs.

b.         Group Plans.  The Company will provide you with the opportunity to participate in the standard benefits plans made available to other similarly situated employees, including medical, dental, and life insurance, as available, subject to any eligibility requirements imposed by such plans.

c.         Insurance.  As an officer of the Company, the Company will pay for term life insurance with a value of $2 million and pay for 50% of up to $4,000,000 in errors and omission insurance, if less than $5 million in Director & Officer insurance is not provided while employed.

d.         Travel.  The Company will reimburse you for a monthly round-trip to Atlanta, Georgia, if you elect to travel, with the intention of supporting regular visits to your residency.  This reimbursement can not be accrued.

3.         Equity Award.

a.         Stock Option.  It will be recommended at the next meeting of the Company’s Board of Directors following your start date that the Company grant to you an option to purchase sixteen million (16,000,000) shares of the Company’s Common Stock (“Shares”) under the Company’s 2011 Stock Incentive Plan (“SIP”), with an exercise price per share based on the market value of the Company’s common stock on the date of grant, and subject to the terms and conditions of the SIP.  While engaged or employed, the Shares will vest in the following manner:

i           Two million (2,000,000) of the Shares will vest immediately upon securing a market maker with approved 15c2-11 resulting in the Company’s relisting on OTCBB;

ii          Two million (2,000,000) of the Shares will vest immediately upon the successful approval and effectiveness of the Company’s S-1;

iii         Two million (2,000,000) of the Shares will vest immediately upon the Company’s resolution of the class action lawsuit;

iv         Ten million (10,000,000) of the Shares will vest on a monthly basis over a period of three years beginning on the July 1st, 2014 (the “Vesting Commencement Date”).  One thirty-sixth (1/36th) of these Shares will vest one month after the Vesting Commencement Date.  All options will have a five-year life and cashless exercise, provided that you do not cease to be an employee of the Company prior to such date.  The stock option grant shall be subject to the terms and conditions of the Company’s SIP, including vesting requirements.  No right to any stock is earned or accrued until such time that these Shares have vested, nor does the grant confer any right to continue vesting or employment.

In addition, notwithstanding the foregoing, in the event that your continuous status as employee to the Company is terminated by the Company without Cause (as defined below) or you terminate your employment with the Company for Good Reason (as defined below), in either case upon or within twelve (12) months after a Change in Control (“CoC”) as defined in the Company’s Stock Plan except for CoC by CANX USA, LLC then, subject to your execution of a standard release of claims in favor of the Company or its successor, 100% of the total number of Shares shall immediately become vested.

4.         Pre-employment Conditions.

a.         Right to Work.  For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us within five (5) business days of your Start Date, or our employment relationship with you may be terminated.

b.         Verification of Information.  This offer of employment is also contingent upon the successful verification of the information you provided to the Company during your application process, as well as a general background check performed by the Company to confirm your suitability for employment.  By accepting this offer of employment, you warrant that all information provided by you is true and correct to the best of your knowledge, and you expressly release the Company from any claim or cause of action arising out of the Company’s verification of such information. You have a right to review copies of any public records obtained by the Company in conducting this verification process unless you check the box below.

c.         No Conflicting Obligations.  You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies.  You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise.  The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties.  Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

d.         General Obligations.  As an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all.  Please note that the Company is an equal opportunity employer.  The Company does not permit, and will not tolerate, the unlawful discrimination or harassment of any employees, consultants, or related third parties on the basis of sex, race, color, religion, age, national origin or ancestry, marital status, veteran status, mental or physical disability or medical condition, sexual orientation, pregnancy, childbirth or related medical condition, or any other status protected by applicable law.  Any questions regarding this EEO statement should be directed to Human Resources.

6.         Severance Benefits.

a.         General Terms.  In no way limiting the Company’s policy of employment at-will, if your employment is terminated by the Company without Cause (as defined below), and other than as a result of your death or disability, the Company may offer certain severance benefits to you.  As a condition to your receipt of such benefits, you will be required to comply with your continuing obligations (including the return of any Company property), resign from all positions you hold with the Company, and execute the Company’s standard form of release agreement releasing any claims you may have against the Company.

b.         Cause.  For the purposes of this letter, “Cause” shall mean: (i) your engaging in illegal conduct that was or is reasonably likely to be materially injurious to the business or reputation of the Company or its affiliates; (ii) your violation of a federal or state law or regulation that results in material harm to the Company’s business; (iii) your material breach of the terms of any confidentiality agreement or invention assignment agreement between you and the Company; (iv) your being convicted of, or entering a plea of nolo contendere to, a felony (other than a traffic violation) or committing any act of fraud against, or the misappropriation of material property belonging to, the Company or its affiliates; or (v) your repeated failure to substantially perform your duties and responsibilities to the Company after notification by the President or the Board of Directors of such failure and a reasonable opportunity to cure such failure (30 days).

c.         Good Reason.  For the purposes of this letter, “Good Reason” shall mean any of the following, without your express written consent: (i) a significant reduction of your duties or responsibilities relative to your duties or responsibilities in effect immediately prior to such reduction or your removal from such duties or responsibilities, unless you are provided with comparable duties and responsibilities; provided, however, that a reduction in duties or responsibilities solely by virtue of the Company being acquired and made part of a larger entity shall not constitute “Good Reason”; (ii) a material reduction by the Company of your base salary as in effect immediately prior to such reduction if there is no corresponding reduction in duties or responsibilities (unless such reduction constitutes an across-the-board salary reduction, approved by the Board of Directors of the Company, applicable to all similarly-situated employees at the Company); (iii) a material reduction by the Company in the kind or level of employee benefits to which your are entitled immediately prior to such reduction with the result that your overall benefits package is significantly reduced (unless such reduction constitutes an across-the-board reduction, approved by the Board of Directors of the Company, applicable to all similarly-situated employees at the Company); and (iv) the failure of the Company to obtain the assumption of the material obligations of your employment offer letter with the Company or of the restricted stock purchase agreement by any successors.

5.         As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook, which the Company will soon complete and distribute.

6.         As a Company employee, the Company will, at the Company’s expense, provide you with all the requisite facilities, equipment, software, and supplies necessary for you to complete the duties of your role in accordance with the Company’s policies.

7.         As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all but the first $125 of the arbitration fees. Please note that we must receive your signed Agreement before your first day of employment.

To indicate your acceptance of the Company’s offer, sign and date this letter and return it, along with a signed and dated original copy of the Confidentiality Agreement, on or before July 31, 2014.  Your start date was be July 1, 2014. This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral.  This letter will be governed by the laws of Washington, without regard to its conflict of laws provisions.  This letter may not be modified except by a written agreement, signed by an Officer of the Company.

Very truly yours,

GROWLIFE, INC.

By:  /s/ Marco Hegyi

(Signature)

Name:  Marco Hegyi

Title:  President

Agreed to and accepted:

Signature:         /s/ Mark Scott

Printed Name:  Mark Scott

Date:  July 31, 2014